Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 26, 2011 (except for Note 14, as to which the date is                     , 2011) with respect to the consolidated financial statements of TripAdvisor, Inc. included in the Registration Statement (Form S-4) and related proxy statement/prospectus of Expedia, Inc. and TripAdvisor, Inc.

Ernst & Young LLP

Seattle, Washington

The foregoing report is in the form that will be signed upon the completion of the contribution of all subsidiaries and assets of TripAdvisor, LLC to TripAdvisor, Inc.

/s/ Ernst & Young LLP

Seattle, Washington

July 26, 2011